Exhibit 10.27

AMENDMENT TO OFFER LETTER

THERESA HENNESY

THIS AMENDMENT (the “Amendment”) is entered into this 23rd day of December, 2010 by and among Vonage Network LLC (the “Company”) and Theresa Hennesy (the “Executive”).

WHEREAS, the Company and the Executive entered into an Offer Letter, dated as of January 28, 2009 (the “Offer Letter”). Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Offer Letter;

WHEREAS, the Executive has not undergone a “separation from service” (as defined under Section 409A of the Code); and

WHEREAS, the parties hereto intend to amend the Offer Letter in order to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

1. The first paragraph of Section 7 of the Offer Letter is hereby deleted and replaced it in its entirety with the following:

“In addition, subject to the required approvals of the Compensation Committee of the Board of Directors of Vonage Holdings Corp., in the event your employment is terminated by the Company without “Cause” or by you with “Good Reason,” each as defined below, subject to your execution and delivery to the Company of a Separation Agreement and General Release (a “Release”) and such Release becoming irrevocable no later than the ninetieth (90th) day following your termination of employment, you will be entitled to severance pay equal to six (6) months of your then-current base salary and a prorated portion of your TBO, less applicable withholding, which will be paid by the Company during its regular payroll cycle over the six (6) month period following your employment termination, commencing on the first payroll date after the Release has become effective and irrevocable, but in no event later than the ninetieth (90th) day following your termination of employment, with the first payment including any amounts that would otherwise be due prior thereto; provided, however, that if the applicable ninety (90) day period begins in one taxable year and ends in a second taxable year, then the payment of severance as set forth herein shall commence on the later of (i) the first payroll date after the Release has become effective and irrevocable and (ii) the first payroll date that falls in the second taxable year, but, in either case, no later than the ninetieth (90th) day following your termination of employment. Notwithstanding anything else to the contrary, if the Company does not receive an effective and irrevocable Release no later than the ninetieth (90th) day following your termination of employment then you shall forfeit all rights to any and all severance payments set forth herein.”

2. Section 8(d) is hereby amended by inserting the word “you” in the penultimate sentence of the third paragraph thereof such that the sentence shall now read as follows: “In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Offer Letter.”

3. Section 8(d) is hereby further amended by deleting the sentence “All reimbursements and in kind benefits provided under this Offer Letter shall be made or provided in accordance with the requirements of section 409A of the Code.” and replacing it with the following:

“With respect to reimbursements or in kind benefits subject to Section 409A of the Code, (i) all such expenses or other reimbursements shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

4. Compliance with Section 409A of the Code. The amendments to the Offer Letter under this Amendment are intended to comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, shall be interpreted in a manner consistent with such intent and with any further regulatory, administrative or other official guidance under Section 409A of the Code that addresses the same subject matter. Nothing contained in this Amendment shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any person and the Company, its subsidiaries and affiliates shall not have any liability to you with respect thereto. The employees or representatives of the Company, its subsidiaries and affiliates shall not have any personal liability to the Executive with respect the assessment of any additional income tax under Section 409A of the Code.

5. Entire Agreement. The Offer Letter, together with this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.

6. Full Force. Except as set forth in this Amendment, the Offer Letter remains in full force and effect.

7. Compensation Committee Approval. This Amendment is subject to and contingent upon approval and authorization by the Compensation Committee of the Board of Directors of the Company and shall be of no force or effect unless and until so authorized and approved.

8. Headings. The headings of the paragraphs of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction thereof.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

VONAGE NETWORK LLC

By:	/s/ Barry Rowan
Name:	Barry Rowan
Title:	VP & Treasurer

EXECUTIVE

/s/ Theresa Hennesy
Theresa Hennesy

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